Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Fourth Quarter

and Full Year 2008 Results

Capella’s Annual Revenue Up 20.4 Percent; Enrollment Up 20.5 Percent;

Operating Income Up 33.9 Percent

MINNEAPOLIS, Feb. 12, 2009 - Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months and year ended Dec. 31, 2008.

“We achieved strong enrollment and revenue growth, as well as operating leverage in 2008, while completing a significant, multi-year infrastructure investment,” said Stephen Shank, chairman and chief executive officer of Capella Education Company. “In addition, we made great progress on our commitment to build a business that delivers sustainable, profitable growth for our shareholders. We continued to invest in expanding and strengthening our academic offerings and providing our learners with exceptional learning outcomes and an improved learner experience,” concluded Shank.

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Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 2

For the fiscal year ended Dec. 31, 2008:

•	Revenues for the year increased 20.4 percent to $272.3 million, compared to $226.2 million in 2007.

•	Total active enrollment increased by 20.5 percent to 26,883 learners. Average quarterly enrollment during 2008 increased by 20.2 percent.

•	New enrollment grew 17.1 percent in 2008.

•

Operating income increased 33.9 percent to $40.1 million, compared to $30.0 million in 2007. The operating margin in 2008 was 14.7 percent, compared to 13.2 percent in 2007, a 150 basis point improvement.

•	Net income was $28.8 million, an increase of 26.4 percent, compared to $22.8 million in 2007.

•	Diluted net income per share was $1.66, compared to $1.33 in 2007.

•	The company repurchased approximately 1,039,000 shares for total consideration of $58.3 million during 2008.

For the three months ended Dec. 31, 2008:

•	Revenues increased 18.4 percent to $75.8 million, compared to $64.0 million in the fourth quarter of 2007.

•

Operating income increased by 29.4 percent to $16.4 million, compared to $12.7 million for the same period in 2007. The operating margin was 21.6 percent, compared to 19.8 percent for the fourth quarter 2007.

•	Net income for the fourth quarter of 2008 was $11.2 million, compared to $9.1 million for the same period in 2007, an increase of 22.8 percent.

•	Diluted net income per share was $0.66, compared to $0.51 for the same period in 2007.

•	The company repurchased approximately 96,400 shares for total consideration of $4.1 million.

“The demand dynamics of Capella, including lead flow, application intake and learner persistence remain strong,” said Lois Martin, senior vice president and chief financial officer. “Our strong operating results, combined with a strong balance sheet with no debt and a strong cash position, as well as solid free cash flow, reflect the strength of our business model.”

Balance Sheet and Cash Flow

As of Dec. 31, 2008, the Company had cash, cash equivalents and marketable securities of $123.6 million, compared to $143.8 million at Dec. 31, 2007. The year-over year change reflects payments related to the repurchase of $58.3 million of common stock, partially offset by increased cash flow from operations. The Company had no debt in 2008 or 2007.

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Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 3

Cash flow from operations was $44.8 million during full-year 2008 compared to $37.2 million in 2007. Capital expenditures on a cash basis were $14.4 million for 2008, which compares to $16.1 million in capital expenditures in 2007, a decrease of $1.7 million as a result of the completion of the multi-year Enterprise Resource Planning (ERP) system in July 2008. Depreciation and amortization for full year 2008 increased to $12.2 million from $9.8 million for the same period in 2007, primarily due to depreciation associated with the ERP system implementation completed in 2008.

2009 Annual Outlook

For fiscal year 2009, we expect revenue and average quarterly enrollment growth of 18 to 21 percent from fiscal 2008. Operating margins are expected to be approximately 16.5 to 17.5 percent of revenue. The annual tax rate is anticipated to be approximately 36 percent. Capital expenditures are projected to be 4 to 5 percent of revenue.

“We expect to continue to capture significant productivity benefits in 2009, supported by our best-in-class integrated infrastructure,” said Martin. “Capella has a fundamentally differentiated business, a clear vision and solid strategies in place, which delivered robust results in 2008 and provides a strong platform for continued growth,” concluded Martin.

First Quarter 2009 Outlook

For the first quarter ending March 31, 2009, enrollment is expected to grow by 17.5 to 19.0 percent and revenue by 16.0 to 17.5 percent compared to the first quarter of 2008. The operating margin is anticipated to be approximately 14.5 to 15.5 percent of total revenue for the first quarter of 2009.

“The enrollment and revenue expectations for the first quarter 2009 are lower than our annual growth expectations primarily because some new learners accelerated their course start date from January 2009 into fourth quarter 2008,” concluded Martin.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

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Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 4

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; our ability to realize expected efficiency improvements from our ERP system and our use our business technology to accurately store, process and report relevant data; reclassification of our adjunct faculty; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its fourth quarter 2008 results and first quarter and full year 2009 outlook during a conference call scheduled today, Feb. 12, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial (888) 221-9576 (domestic) or (913) 312-9330 (international) at 8:50 a.m. (ET). The webcast will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available from Feb. 12, 2009, through Feb. 18, 2009, by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 5834285. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

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Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 5

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 23 graduate and undergraduate degree programs with 114 specializations and more than 1050 courses. More than 26,800 learners were enrolled as of Dec. 31, 2008. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 6

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of December 31,
	2008	2007
	(In thousands, except par value)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,225	$60,600
Marketable securities	92,372	83,167
Accounts receivable, net of allowance of $1,419 in 2008 and $951 in 2007	11,949	7,557
Prepaid expenses and other current assets	5,184	12,593
Deferred income taxes	3,477	1,896

Total current assets	144,207	165,813
Property and equipment, net	35,349	34,462

Total assets	$179,556	$200,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,227	$6,089
Accrued liabilities	18,926	23,826
Income tax payable	150	—
Deferred revenue	9,495	6,476

Total current liabilities	30,798	36,391
Deferred rent	1,321	1,167
Other liabilities	531	335
Deferred income taxes	6,069	5,508

Total liabilities	38,719	43,401

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares—100,000
Issued and outstanding shares—16,666 in 2008 and 17,363 in 2007	166	173
Additional paid-in capital	151,445	196,643
Accumulated other comprehensive income	575	195
Retained earnings (accumulated deficit)	(11,349)	(40,137)

Total shareholders’ equity	140,837	156,874

Total liabilities and shareholders’ equity	$179,556	$200,275

Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 7

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)
Revenues	$75,756	$63,964	$272,295	$226,236
Costs and expenses:
Instructional costs and services	30,919	27,260	120,347	100,129
Marketing and promotional	20,939	17,026	82,733	69,779
General and administrative	7,508	7,014	29,113	26,378

Total costs and expenses	59,366	51,300	232,193	196,286

Operating income	16,390	12,664	40,102	29,950
Other income, net	825	1,426	4,061	4,903

Income before income taxes	17,215	14,090	44,163	34,853
Income tax expense	6,049	4,995	15,375	12,069

Net income	$11,166	$9,095	$28,788	$22,784

Net income per common share:
Basic	$0.67	$0.53	$1.71	$1.39

Diluted	$0.66	$0.51	$1.66	$1.33

Weighted average number of common shares outstanding:
Basic	16,653	17,297	16,835	16,396

Diluted	17,010	17,976	17,322	17,141

Capella Education Company Reports Fourth Quarter and Full Year 2008 Results, page 8

CAPELLA EDUCATION COMPANY

Other Information

(In thousands, except enrollment amounts)

	December 31,
	2008	2007	% Change
Enrollment by Degree(a):
PhD/Doctoral	9,723	8,573	13.4%
Master’s	12,388	10,032	23.5%
Bachelor’s	4,635	3,595	28.9%
Other	137	116	18.1%

Total	26,883	22,316	20.5%

(a)	Enrollment as of December 31, 2008 and 2007 is the enrollment as of the last day of classes for the quarter ended December 31, 2008 and 2007, respectively.

The following table provides a reconciliation of cash flow from operations to free cash flow for the periods noted below:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net cash flow provided by operating activities	$12,691	$9,434	$44,836	$37,179
Capital expenditures	4,484	1,991	14,375	16,061

Free Cash Flow	$8,207	$7,443	$30,461	$21,118